Exhibit 99.1

Union First Market Bank and MARTIN’S Food Markets Announce

Additional In-Store Bank Branch Locations

Richmond, Va., February 8, 2011 – Union First Market Bank and MARTIN’S® Food Markets today announced that Union First Market Bank will add in-store bank branches to seven MARTIN’S stores in Virginia. Union First Market Bank currently operates in-store bank branches in 22 MARTIN’S Food Markets.

“Being able to offer our customers a convenient place to bank is important,” said G. William Beale, chief executive officer of Union First Market Bankshares. “Our partnership with MARTIN’S began in March 2010 after they acquired the Ukrop’s Super Markets and we are pleased to expand our relationship with them. Union recently announced a branch acquisition in Harrisonburg and now we are adding seven new banking locations in the western part of Virginia to our network. By this summer, we expect to have nearly 100 branches throughout Virginia, more than any other Virginia-based bank and another milestone as we work towards building the next great Virginia bank.”

“MARTIN’S is excited to expand our partnership with Union First Market Bank outside of the Richmond marketplace,” said Rick Herring, president, GIANT/MARTIN’S. “We strive to provide our customers with a variety of solutions to meet their everyday shopping needs. An in-store bank branch gives our customers the added convenience of conducting their banking and grocery needs all under one roof.”

The two companies recently worked together to support the Central Virginia Food Bank’s “Share a Holiday Meal” program and expect to provide similar partnerships in the new service area. After the branches open, Union First Market Bank will operate branches in 29 MARTIN’S Food Market’s Virginia locations.

The in-store bank branches will be located at the following MARTIN’S locations and are expected to open in May:

Store Address

400 Gateway Drive	Winchester	VA	22603
437 Tiffany Drive	Waynesboro	VA	22980
240 Elizabeth Drive	Stephens City	VA	22655
200 Rivendell Court	Winchester	VA	22603
2035 East Market Street	Harrisonburg	VA	22801
1015 Richmond Road	Staunton	VA	24401
15371 Montanus Drive	Culpeper	VA	22701

About GIANT/MARTIN’S

Headquartered in Carlisle, Pennsylvania, GIANT/MARTIN’S is a leading retail grocer in Pennsylvania, Maryland, Virginia and West Virginia, operating under the names of GIANT Food Stores and MARTIN’S Food Markets and employing nearly 30,000 associates. Founded in 1923, GIANT and MARTIN’S have a long-standing commitment to eradicate hunger and improve the quality of life for children in addition to working with hundreds of local organizations annually. GIANT/MARTIN’S was awarded the 2010 Golden Grocer Award by the U.S. Department of Agriculture for its leadership in the fight against hunger. GIANT and MARTIN’S are Ahold companies. For more information visit www.GiantFoodStores.com and www.MartinsFoods.com.

About Union First Market Bankshares Corporation

Union First Market Bankshares Corporation (NASDAQ: UBSH) is one of the largest community banking organizations based in Virginia and provides full service banking to the Northern, Central, Rappahannock, Tidewater, and Northern Neck regions of Virginia through its bank subsidiary, Union First Market Bank. Union First Market Bank operates 90 locations in the counties of Albemarle, Caroline, Chesterfield, Essex, Fairfax, Fauquier, Fluvanna, Hanover, Henrico, James City, King George, King William, Lancaster, Loudoun, Nelson, Northumberland, Richmond, Spotsylvania, Stafford, Warren, Washington, Westmoreland, York, and the independent cities of Charlottesville, Colonial Heights, Fredericksburg, Newport News, Richmond, Roanoke, and Williamsburg. Union First Market Bank also operates a loan production office in Staunton. Union Investment Services, Inc. provides full brokerage services; Union Mortgage Group, Inc. provides a full line of mortgage products; and Union Insurance Group, LLC offers various lines of insurance products. Union First Market Bank also owns a non-controlling interest in Johnson Mortgage Company, LLC.

Additional information is available on the Company’s website: http://investors.bankatunion.com

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Contact:

Bill Cimino- VP, Corporate Communications for Union First Market Bank (804) 448-0937

Christopher Brand - Public and Community Relations Manager, Giant Food Stores, LLC. 717-240-1017